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                                                                      EXHIBIT 1B

Text of postcard to investors

            BEFORE YOU CONSIDER SELLING YOUR SHARES OF CPA(R):12 TO MADISON LIQUIDITY INVESTORS 112, LLC PLEASE READ THIS!!

Madison Liquidity Investors 112, LLC is soliciting CPA(R):12 investors with an offer to purchase CPA(R):12 shares at a steep discount to its current net asset value. Madison suggests that its offer is an efficient way for CPA(R):12 shareholders to realize value. We strongly believe, for the same reasons you invested in CPA(R):12, you should consider holding on to your investment:

      - CPA(R):12 has paid increasing dividends since inception. On an annualized basis, CPA(R):12 is providing its investors with income of $82.52* per 100 shares.

      - CPA(R):12 plays an important role in your portfolio's asset allocation.

      - Through the recent volatility of the stock markets, CPA(R):12 continues to serve as a portfolio stabilizer.

Madison's offering price of $7.00 per share. In order to replace the income you will lose if you sell your shares of CPA(R):12 to Madison, you will have to re-invest your sales proceeds at 11.8%.

We encourage you to view the Securities and Exchange Commission's website, WWW.SEC.GOV, which can provide additional information on the dangers of these types of tender offers.

BEFORE YOU CONSIDER SELLING YOUR SHARES OF CPA(R):12 TO MADISON AND MAKE THIS IRREVOCABLE FINANCIAL DECISION, PLEASE CONSULT YOUR FINANCIAL ADVISOR OR CALL CPA(R):12'S INVESTOR RELATIONS DEPARTMENT AT 1-800-WP-CAREY (972-2739) OR E-MAIL US AT CPA12@WPCAREY.COM. REMEMBER, ONCE YOU SIGN THE TENDER OFFER AND RETURN IT TO MADISON, YOUR DECISION IS FINAL AND IRREVOCABLE. MADISON WILL NOT LET YOU CHANGE YOUR DECISION TO SELL YOUR SHARES OF CPA(R):12.

* BASED ON JANUARY 15, 2003 DIVIDEND.

1-800-WP CAREY o www. cpa12.com o CPA12@wpcarey.com


                                      -6-
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              BEFORE YOU CONSIDER SELLING YOUR SHARES OF CPA(R):12
            TO MADISON LIQUIDITY INVESTORS 112, LLC PLEASE READ THIS!!

      Madison Liquidity Investors 112, LLC is soliciting CPA(R):12 investors with an offer to purchase CPA(R) :12 shares at a steep discount to its current net asset value. Madison suggests that its offer is an efficient way for CPA(R):12 shareholders to realize value. We strongly believe, for the same reasons you invested in CPA(R):12, you should consider holding on to your investment:

      o CPA(R):12 has paid increasing dividends since inception. On an annualized basis, CPA(R) :12 is providing its investors with income of $82.52* per 100 shares.

      o CPA(R):12 plays an important role in your portfolio's asset allocation.

      o Through the recent volatility of the stock markets, CPA(R):12 continues to serve as a portfolio stabilizer. Madison's offering price is $7.00 per share. In order to replace the income you will lose if you sell your shares of CPA(R):12 to Madison, you will have to re-invest your sales proceeds at 11.8%.

      We encourage you to view the Securities and Exchange Commission's website, WWW.SEC.GOV,which can provide additional information on the dangers of these types of tender offers.

      BEFORE YOU CONSIDER SELLING YOUR SHARES OF CPA(R):12 TO MADISON AND MAKE THIS IRREVOCABLE FINANCIAL DECISION, PLEASE CONSULT YOUR FINANCIAL ADVISOR OR CALL CPA(R):12'S INVESTOR RELATIONS DEPARTMENT AT 1-800-WP-CAREY (972-2739) OR E-MAIL US AT CPA12@WPCAREY.COM. REMEMBER, ONCE YOU SIGN THE TENDER OFFER AND RETURN IT TO MADISON, YOUR DECISION IS FINAL AND IRREVOCABLE. MADISON WILL NOT LET YOU CHANGE YOUR DECISION TO SELL YOUR SHARES OF CPA(R):12.

* BASED ON JANUARY 15, 2003 DIVIDEND.

[W. P. CAREY LOGO]
               1-800-WP CAREY o www. cpa12.com o CPA12@wpcarey.com
                                                                [CPA(R):12 LOGO]